Exhibit 4.75

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Gongqingcheng Orion Industrial Investment Center (Limited Partnership)

Cheetah Technology Corporation Limited

And

Beijing Kingsoft Internet Security Software Co., Ltd.

On

Share Purchase Agreement in respect of Beijing OrionStar Technology Co., Ltd.

January 9, 2024

Exhibit 4.75

Beijing OrionStar Technology Co., Ltd.

Share Purchase Agreement

This Share Purchase Agreement (hereinafter referred to as “Agreement”) is made and entered into on January 9, 2024 (hereinafter referred to as the “Execution Date”) by and between:

1. Beijing OrionStar Technology Co., Ltd., a limited liability company established in accordance with the laws of the People’s Republic of China (hereinafter referred to as “China”, which, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan), with its registered office at [***] (hereinafter referred to as the “Company”, which is collectively referred to as the “Group Companies” with other subsidiaries and branches directly and indirectly controlled by the Company);

2. Beijing Kingsoft Internet Security Software Co., Ltd., a limited liability company established in accordance with the laws of China, with its registered office at [***] (hereinafter referred to as the “Kingsoft Security” or the “Controlling Shareholder”);

3. Cheetah Technology Corporation Limited, a company established and validly existing in accordance with the laws of Hong Kong (hereinafter referred to as the “Cheetah Technology”);

4. Gongqingcheng Orion Industrial Investment Center (Limited Partnership), a limited partnership established in accordance with the laws of China, with its registered office at [***] (hereinafter referred to as the “Fund”, together with Kingsoft Security and Cheetah Technology, individually or collectively, as the “Investors”).

For the purposes of this Agreement, the above signatories are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

1. The Company is a limited liability company established in accordance with the laws of China, with a unified social credit code of 91110107MA008AYB44, and principally engages in the business of R&D, sales and services of hardware and software systems of artificial intelligence such as intelligent voice and vision, and hardware and software of intelligent robotics (hereinafter referred to as the “Principal Business”).

2. As of the Execution Date of this Agreement, the Company’s subscribed registered capital is CNY 31,826,676 and paid-in registered capital is CNY 26,016,445. The registered capital subscribed by each shareholder of the Company and the proportion of equity held in the Company are as follows:

Shareholder Name	Subscribed Capital Contribution Unit: CNY	Paid-in Capital	Proportion of Equity
Beijing Kingsoft Internet Security Software Co., Ltd.	21,307,294	21,307,294	66.9479%
Cheetah Technology Corporation Limited	1,896,546	1,896,546	5.9590%

Exhibit 4.75

Shareholder Name	Subscribed Capital Contribution Unit: CNY	Paid-in Capital	Proportion of Equity
Beijing Orion Growth Technology Center (Limited Partnership)	7,810,231	2,000,000	24.5399%
Nanchang Xinke Zhuxiang Venture Capital Center (Limited Partnership)	152,363	152,363	0.4787%
Duan Liping	660,242	660,242	2.0745%
Total	31,826,676	26,016,445	100%

3. The Parties agree to increase the capital of the Company by the Fund and Cheetah Technology in accordance with the terms and conditions of this Agreement. The capital increase includes: the Fund will subscribe for the new registered capital of the Company of CNY 1,331,048 at a premium of CNY 150,000,000 and Cheetah Technology will subscribe for the new registered capital of the Company of CNY 1,064,838 at a premium of USD 16,728,702;

4. Concurrently, the Company, Kingsoft Security and other related Parties entered into a Loan Agreement in 2021 (collectively, together with its amendments, supplements, renewals and modification from time to time, the “Loan Agreement”). Pursuant to the Loan Agreement, Kingsoft Security acknowledges to convert its claim on the Company in the aggregate amount of CNY 118,770,411 in principal and interest to subscribe for the new registered capital proposed by the Company in the amount of CNY 1,458,021 at a premium, in accordance with the terms and conditions set out in the Loan Agreement.

The Parties, after friendly consultation, hereby reach the following agreement:

1. This Capital Increase

1.1 Subject to all the conditions precedent set out in Article 3 hereof (hereinafter referred to as the “Closing Conditions”) being fulfilled or waived, the Company shall increase its registered capital from CNY 31,826,676 to CNY 35,680,583, of which, CNY 1,331,048 shall be subscribed by the Fund in accordance with Article 2.1 hereof (hereinafter referred to as the “capital increase by the Fund”), CNY 1,064,838 shall be subscribed by Cheetah Technology in accordance with Article 2.1 hereof (hereinafter referred to as the “capital increase by Cheetah Technology”), and CNY 1,458,021 shall be subscribed by Kingsoft Security in accordance with Article 2.2 hereof (hereinafter referred to as the “capital increase by Kingsoft Security”, and, together with capital increase by the Fund and capital increase by Cheetah Technology, “this capital increase”).

1.2 The Parties acknowledge that in respect of the capital increase by the Fund and capital increase by Cheetah Technology, this capital increase is conducted based on the Company’s pre-investment valuation of USD 500 million, with per share of registered capital corresponding to USD 15.71 (equivalent to CNY 112.69); and in respect of the capital increase by Kingsoft Security, the conversion rate is that per share of registered capital corresponds to CNY 81.46, as agreed in the Loan Agreement. Upon completion of this capital increase, the Company’s registered capital shall be CNY 35,680,583. The capital contribution by each shareholder of the Company and the proportion of equity held in the Company are as follows:

Exhibit 4.75

Shareholder Name	Subscribed Capital Contribution Unit: CNY	Paid-in Capital Unit: CNY	Proportion of Equity
Beijing Kingsoft Internet Security Software Co., Ltd.	22,765,315	22,765,315	63.8031%
Cheetah Technology Corporation Limited	2,961,384	2,961,384	8.2997%
Beijing Orion Growth Technology Center (Limited Partnership)	7,810,231	2,000,000	21.8893%
Nanchang Xinke Zhuxiang Venture Capital Center (Limited Partnership)	152,363	152,363	0.4270%
Duan Liping	660,242	660,242	1.8504%
Gongqingcheng Orion Industrial Investment Center (Limited Partnership)	1,331,048	1,331,048	3.7305%
Total	35,680,583		100%

2. Payment of Investment

As the consideration for the subscription of new registered capital in accordance with Article 1, Investors shall subscribe for the registered capital and pay the subscription amount for the capital increase in accordance with the following agreement respectively.

2.1 the Fund and Cheetah Technology shall pay the subscription amount for the capital increase to the Company as per the following provisions:

(1) the Fund shall subscribe for the new registered capital of CNY 1,331,048 with the investment amount of CNY 150,000,000, of which CNY 1,331,048 shall be included in the registered capital of the Company as its contribution to the new registered capital, and the remaining amount shall be included in the capital reserves of the Company.

(2) Cheetah Technology shall subscribe for the new registered capital of CNY 1,064,838 with the investment amount of USD 16,728,702, of which CNY 1,064,838 shall be included in the paid-in registered capital of the Company as its contribution to the new registered capital, and the remaining amount shall be included in the capital reserves of the Company.

For the avoidance of doubt, the capital increase by the Fund and the capital increase by Cheetah Technology shall be independent of each other, and shall not be contingent upon the completion of capital increase of the other party. Within 10 business days from the date on which the Closing Conditions set forth in Article 3 hereof have all been fulfilled or waived by the corresponding Investor (hereinafter referred to as the “Closing Date”), the Fund or Cheetah Technology shall pay its corresponding investment amount to the Company.

2.2 Kingsoft Security shall pay the subscription amount for the capital increase to the Company as per the following provisions:

(1) Kingsoft Security’s claim on the Company in the aggregate amount of CNY 118,770,411 in principal and interest shall be used to subscribe for the new registered capital of CNY 1,458,021, of which CNY 1,458,021 shall be included in the paid-in registered capital of the Company as its contribution to the new registered capital, and the remaining amount shall be included in the capital reserves of the Company.

Exhibit 4.75

(2) Kingsoft Security’s subscription amount for the capital increase shall be automatically deemed to be fully paid on the Closing Date, and its debtor-creditor relationship under the Loan Agreement shall be ceased at the same time.

2.3 For the purpose of this Agreement, the exchange rate between CNY and USD shall be calculated based on the Central People’s Bank’s average exchange rate for August 2023, that is, USD 1 is equal to CNY 7.1733. In the event that Investors intend to adjust their amounts in CNY or USD to be paid in the course of performance, it is required to communicate and agree with the Company in advance.

3. Closing Conditions

3.1 Each of the following Closing Conditions shall be fulfilled or waived by the corresponding Investor, either before or on the Closing Date:

3.1.1 All the statements and guarantees made by the Guarantors (as defined below, the same hereinafter) under this Agreement are true, accurate, complete and not misleading as of the Closing Date;

3.1.2 The Guarantors’ undertakings and obligations under this Agreement, which are to be adhered to or performed by the Closing Date, have been fulfilled;

3.1.3 During the period from the Execution Date of this Agreement to the Closing Date, there is no event or circumstance that will or may have any material adverse effect on the legitimate existence, production management, business operation, financial condition and business reputation of the Group Companies (hereinafter referred to as the “material adverse change”);

3.1.4 The Parties to this Agreement and other relevant parties have executed and delivered this Agreement;

3.1.5 The Board of Directors of the Group Companies has adopted the resolution on the approval of the following matters:

(1) this capital increase; and

(2) the Articles of Association.

3.1.6 The Investors have completed the due diligence in respect of the legality, finance and business of the Group Companies;

3.1.7 The Investors’ investment decision-making committee or other similar organization has approved this transaction.

4. Statements and Guarantees

4.1 The Group Companies and the Controlling Shareholder (collectively, the “Guarantors”), as Parties to this Agreement, hereby make the statements and guarantees set out in Annex I hereto to the Investors “hereinafter referred to as the “statements and guarantees”).

Exhibit 4.75

4.2 The Investors hereby, severally and not jointly, make the following statements and guarantees in respect of themselves, that as at the Execution Date of this Agreement, the statements and guarantees in question are true, accurate, complete and not misleading:

4.2.1 The Investors are legal entities lawfully organized and validly existing under the laws of the place where they are organized and can act independently as a Party to litigation;

4.2.2 The Investors have all the capacity, power and authority necessary to sign and perform the Transaction Documents and the Transaction Documents constitute legal obligations binding on them;

4.2.3 The Investors’ signing and performance of the Transaction Documents will not:

(1) violate their founding documents, Articles of Association or other constitutional document binding on them;

(2) make them in breach of the contract, agreement or other legal document binding on them; or

(3) make them violate any law, regulation, departmental rule, normative document, order or decision of any administrative authorities, or ruling, award or judgment of any arbitration institutions or judicial authorities.

5. Undertakings of the Guarantors

5.1 Approval and Registration

The Parties agree to empower the Company with the responsibilities to proceed with the registration and filing procedures in respect of all changes in relation to this capital increase. For this purpose, the Parties shall provide the Company with the necessary cooperation and assistance, including but not limited to signing and submitting the necessary documents, providing all necessary materials, and taking other necessary actions and measures.

5.2 The Purpose of Investment Amount

The Guarantors undertake that, unless otherwise agreed by the Investors, the investment amount of the Investors will be spent exclusively on the operation and development of the principal business of the Group Companies.

5.3 Compliance

The Guarantors shall use all commercially reasonable efforts to ensure that, each Group Company’s acts in material respects will be in compliance with all applicable laws, each Group Company obtains the licenses and permits necessary for its ongoing and planned business as per the applicable laws and the requirements of competent regulators, and any and all material licenses and permits of the Group Companies are legitimate, valid and in full force and effect.

5.4 Protection of Intellectual Property and Proprietary Rights

Exhibit 4.75

The Guarantees shall use commercially reasonable efforts and take necessary measures to protect the intellectual property and other proprietary rights of the Group Companies, including but not limited to filing applications for registration of graphic and word trademarks with major influence for the business of the Group Companies and filing timely applications for registration of copyrights of software developed by the Group Companies. Group Companies shall sign confidentiality agreements and intellectual property protection agreements with each employee and advisor, requiring such person to protect confidential information, intellectual property rights and trade secrets of Group companies. In respect of the trademarks rejected or opposed for registration due to the similarity to prior trademarks, the Group Companies shall cease the use of such trademarks or logos with the possibility of infringement, or shall use commercially reasonable efforts to purchase or obtain the authorization to use such prior trademarks with the similarity after ceasing the use of such trademarks or logos with the possibility of infringement in business.

6. Use of Investors’ Name and Trade Name

6.1 Without the Investors’ prior written consent and regardless of the Company’s equity held, directly or indirectly, by the Investors at that time, the Company, its any shareholders (other than the Investors), and the Group Companies shall not, for any marketing, advertising, promotional or other purposes, use, publicize, reproduce, distribute and display (publicly or privately): (i) any names or logos of the Investors or their affiliates, or (ii) any names, trademarks, or logos that are similar to the names or logos of Investors or their affiliates, for any marketing, advertising, or promotional materials.

6.2 Group Companies shall not publish information or news related to this capital increase without the prior consent of the Investors. Meanwhile, the Group Companies shall ensure that any publishing of information or news in relation to the Investors’ investment amount or transaction shall be with the Investors’ consent.

7. Confidentiality

7.1 “Confidential Information” hereunder refers to information related to this Agreement and its arrangements, which is not to be shared with any third parties unless in compliance with stipulated terms. This excludes information already publicly known not due to a violation of this Article. Despite the above, Kingsoft Security, along with its affiliates, is entitled to disclose notices about the Agreement’s transactions as per legal or regulatory obligations, including stock exchange rules (hereinafter referred to as “Kingsoft Security Notices”). Other Parties are prohibited from issuing any news releases (hereinafter referred to as the “Other News Releases”) without Kingsoft Security’s explicit prior written approval before the launch of Kingsoft Security Notices. Such releases must not contain information and contents beyond what Kingsoft Security has already disclosed in Kingsoft Security Notices.

7.2 The Parties agree not to disclose Confidential Information without prior written consent of each Party and will strive to ensure their directors, senior officers, managers, partners, members, employees, legal, financial and professional advisors and correspondent banks do not disclose any Confidential Information to third parties.

7.3 The breach of confidentiality shall not extend to the following scenarios:

Exhibit 4.75

7.3.1 Should a party be required to disclose Confidential Information due to demands from a government, judicial authority, or securities regulator, such disclosure shall be limited strictly to the required extent of the request. The disclosing party is obligated to exert every reasonable effort to secure a protective order, seek confidential handling or find other proper remedies. Under these conditions, only the portion of the Confidential Information mandated by law shall be disclosed by the disclosing party. Furthermore, the disclosing party shall undertake reasonable measures to maintain the confidentiality of the disclosed information, as per the non-disclosing party’s reasonable requests; or

7.3.2 Disclosure shall be as mutually consented to in a written agreement by the Parties. A Party may disclose the financing terms with its existing and potential bona fide investors, employees, investment banks, borrowers, accountants, and lawyers, assuming these individuals or entities are bound by the proper and corresponding confidentiality obligations.

8. Termination

8.1 If the Company fails to fulfill the Closing Conditions within 120 days from the Execution Date of this Agreement (or such extended period as the Company and the Investors may otherwise confirm in writing), the Company or the Investors shall have the right to terminate this Agreement by written notice to the other Parties; provided that, with respect to any Investors, such Investors shall only have the right to terminate this Agreement between Investors and the other Parties.

8.2 Validity of Termination

In the event that this Agreement is terminated as per this Article 8, unless otherwise agreed in writing by the relevant Parties, the rights and obligations of the Parties hereunder shall immediately come to an end, and the Parties agree to return to the condition at the time of signing of this Agreement (including the shareholding structure of the Company as at the time of signing of this Agreement), including but not limited to the condition of withdrawal of the new registered capital subscribed by Investors as per this Agreement by way of capital decrease or otherwise within a reasonable period in the event that the industrial and commercial registration procedures for this capital increase of the Company have already been completed.

9. Liability for Breach of the Agreement

After execution of this Agreement, in the event any statements and guarantees made by either Party (hereinafter referred to as the “Defaulting Party”) prove to be untrue, false or misleading, or if there is a failure in fulfilling the agreed-upon obligations, and the Defaulting Party fails to rectify the same within 10 days from the date of receipt of a written notice from any other Party, the Defaulting Party, subject to the provisions of Article 10 hereof, is obligated to compensate the other Party for all tangible losses incurred due to this breach.

10. Limitation of Liability

Regardless any other agreement to the contrary in this Agreement, the Parties agree that, unless acted with fraud, intention or gross negligence, the Guarantors’ liability to the Investors under this Agreement or other Transaction Documents shall not exceed the investment amount actually paid by such Investors to the Company under this Agreement.

Exhibit 4.75

11. Tax Liability

Each Party shall bear responsibility for all taxes, fees, and expenses arising from or related to this Agreement and this capital increase therein.

12. Applicable Laws

The establishment, effect, interpretation, fulfillment, and resolution of disputes under this Agreement shall be governed by the laws of China.

13. Dispute Resolution

13.1 Any disputes arising from or related to this Agreement shall first resolved through amicable negotiations between the Parties. Should these disputes remain unresolved within 30 days following the initial notice of dispute by either Party, the dispute (including those concerning the validity or survival of this Agreement) shall be submitted for arbitration to China International Economic and Trade Arbitration Commission in accordance with the Commission’s then-current arbitration rules, and the arbitration shall be conducted in Jiujiang.

13.2 The arbitration award shall be final, binding upon the Parties, and subject to enforcement under the pertinent legal provisions.

13.3 Should the losing party neglect to adhere to the arbitration award, the prevailing party is entitled to seek enforcement from a court holding proper jurisdiction. Arbitration expenses (including reasonable attorney fees) shall be borne by the losing party, unless otherwise determined by the arbitration tribunal. In instances requiring judicial action to enforce the arbitration award, the Defaulting Party is liable for all associated reasonable costs, expenses, and reasonable attorney fees, including but not limited to costs incurred from any additional litigation or enforcement actions by attempts to execute the arbitration award.

13.4 During the arbitration, the Parties are obligated to fulfill the remaining parts of this Agreement, save for those under dispute in the arbitration.

14. General Terms

14.1 This Agreement is drafted in Chinese.

14.2 Any amendments to this Agreement or its annexes necessitate a written agreement by the Parties before coming into effect.

14.3 Annexes made in alignment with this Agreement are deemed an inseparable component of this Agreement, bearing equivalent legal effect with the remaining parts of this Agreement.

14.4 Should any provision of this Agreement become void or unenforceable due to any factors, the validity and enforceability of the remaining provisions remain unaffected. In the event that applicable laws and regulations impede the exercise of any rights conferred by this Agreement and its annexes, the Parties shall diligently pursue viable alternatives to fulfill those rights in compliance with applicable legislation.

Exhibit 4.75

14.5 Except as otherwise provided in this Agreement, the delay or failure of either Party in exercising any right, power, or remedy under this Agreement in the event of a breach or fault by the other Party shall not impair any such right, power, or remedy, nor shall it be construed as a waiver of any rights to compensation for such breach or fault, an acquiescence thereto, or a waiver of the right to compensation for any subsequent similar breach or fault.

14.6 This Agreement shall be effective from the date it is duly executed by the Parties.

14.7 All notices hereunder must be written in Chinese. Except as expressly stipulated herein, notices shall be delivered via personal delivery, registered mail, fax, or email to the following designated addresses:

Group Companies:

To: [***]

Address: [***]

Email: [***]

Kingsoft Security:

To: [***]

Address: [***]

Email: [***]

The Fund:

To: [***]

Address: [***]

Email: [***]

Cheetah Technology:

To: [***]

Address: [***]

Email: [***]

Notices under these terms shall be considered duly served in the following instances:

14.7.1 When notices are hand-delivered and receipt acknowledged in writing, delivery before 17:00 on a business day at the designated location will be considered effective at arrival, as proven by the written acknowledgment. However, deliveries made after 17:00 on a business day or at any time on a non-business day will be deemed effective at 09:00 on the subsequent business day;

14.7.2 For domestic deliveries within China using postage-paid postal express, notices will be regarded as delivered 5 business days following the mailing date;

14.7.3 For those sent from or to any location outside of China via postage-prepaid international express, notices will be deemed delivered 10 business days following the mailing date;

14.7.4 Notices dispatched via fax are considered served immediately upon transmission, confirmed by a successful transmission report and verbal confirmation of receipt and the sender must document this acknowledgment in writing and sign it. Should a fax be sent after 17:00 on a business day, or at any time on a non-business day at the recipient’s

Exhibit 4.75

location, it will be regarded as served at 09:00 on the subsequent business day at the recipient’s location; or

14.7.5 Email notices are deemed effectively served when the sender’s email system confirms successful transmission;

14.7.6 During the term of this Agreement, either Party can change their notice-receiving address and related information via a 15-day advance written notice to the other Parties.

14.8 This Agreement is executed in quadruplicate, with each Party holding one, all of which are considered original and have equal legal effect. A facsimile, scanned, or emailed copy of this Agreement shall be equally valid and enforceable as an original.

14.9 The term “Affiliate” hereunder, pertains to, any specific natural person, their spouse, offspring and their spouses, parents, the parents of their spouses, siblings and their spouses, as well as the siblings of their spouses and their spouses; In the case of other specific entity, “Affiliate” refers to any other entity which is, directly or through intermediaries, either controlled by, in common control with, or under the control of such entity by another entity. Additionally, it includes any entity that holds control over, is under the control of, or shares common control with the said entity.

14.10 The terms “Control”, “Controlled by” and “Jointly Controlled by” hereunder indicate that, between two or more entities, one entity directly or indirectly possesses control or decision-making authority over the business or management of the other entities, or exercises control or decision-making rights over the other entities through a third party.

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Exhibit 4.75

IN WITNESS WHEREOF, this Agreement is signed by the Parties on the date indicated at the beginning of this document.

Beijing OrionStar Technology Co., Ltd. (Seal)

Signature: __/s/ Liu Yuanyuan_____

Name: Liu Yuanyuan

Title: Legal Representative

Exhibit 4.75

IN WITNESS WHEREOF, this Agreement is signed by the Parties on the date indicated at the beginning of this document.

Beijing Kingsoft Security Software Co., Ltd. (Seal)

Signature: /s/ Sheng Fu

Name: Sheng Fu

Title: Legal Representative

Exhibit 4.75

IN WITNESS WHEREOF, this Agreement is signed by the Parties on the date indicated at the beginning of this document.

Cheetah Technology Corporation Limited

Signature: ___/s/ Sheng_Fu_

Name: Sheng Fu

Title: Director

Exhibit 4.75

IN WITNESS WHEREOF, this Agreement is signed by the Parties on the date indicated at the beginning of this document.

Gongqingcheng Orion Industrial Investment Center (Limited Partnership) (Seal)

Signature: _/s/ Zhang Shulu___

Name: Zhang Shulu

Title: Representative Appointed by Managing Partner

Exhibit 4.75

Annex I

Statements and Guarantees of Guarantors

As at the Execution Date of this Agreement, the Guarantors hereby make the following statements and guarantees to the Investors:

1. Legal status. The Group Companies are all legally organized and validly existing enterprise legal persons in accordance with the laws of China and are capable of independently bearing legal liabilities.

2. Formal Authorization and Binding Force. The Guarantors express their true intentions in signing and performing the Transaction Documents to which they are a party, have obtained or will obtain all necessary legal authorization prior to the Closing Date, and are bound by all the terms and conditions of such Transaction Documents.

3. No Conflicts. The execution and performance of the Transaction Documents to which the Guarantors are a Party will not violate or be in conflict with their Articles of Association, internal regulations, contracts with third parties, laws, regulations, approvals or permits of the relevant competent authorities, or judgments, rulings or orders of the courts.

4. Business Permit. The Group Companies have obtained the significant authorizations or permits from governmental authorities required for their current business activities.

5. Capital Structure. Unless specifically disclosed by the Guarantors, the Company’s capital structure filed in the registration of competent market regulatory authorities and recorded in the Articles of Association and relevant amendments provided by the Company to the Investors is consistent with the information disclosed by the Company to the Investors.

6. Real Estate. The Group Companies do not possess any owned real estate. All lease agreements relating to real estate leased by Group Companies constitute legal, valid, binding and enforceable obligations of the parties to the lease agreements.

7. Movable Property. The Group Companies have full ownership or valid and binding leasehold rights and interests for movable property and other assets used in their operations, and all their assets are well maintained, operated and repaired, except for normal wear in the course of daily use.

8. Accounting Records. The Group Companies at all times maintain proper and accurate books and records in accordance with China Accounting Standards for Business Enterprises and prepare their financial statements accordingly.

9. Undisclosed liabilities. The Group Companies do not have any undisclosed liabilities and contingent liabilities that should be disclosed in the financial statements (or the notes thereto) as per China Accounting Standards for Business Enterprises, nor do they have any liabilities and contingent liabilities that are not required to be disclosed as per China Accounting Standards for Business Enterprises but which have or may have a material adverse effect on the Group Companies’ financial position or business operation.

10. Employees.

(1) The Group Companies do not have any outstanding employee resettlement expenses, economic compensation or other similar expenses payable;

(2) The Group Companies have entered into labor contracts with all their employees in accordance with laws;

(3) The Group Companies have paid and/or withheld all social insurance premiums, housing provident funds and other employee benefits payable under the laws and agreements in full and on time in accordance with the applicable laws.

11. Taxation.

(1) The Group Companies have paid all taxes levied on them or their assets in accordance with laws within the period permitted by applicable laws, without any penalties, fines or late fees.

Exhibit 4.75

(2) All tax incentives and financial subsidies granted to the Group Companies are in compliance with laws, and have not been withdrawn or revoked by the competent governmental authorities.

12. Compliance with Laws. The Group Companies have, in material respects, complied with and fulfilled all obligations under applicable laws, and have, in material respects, complied with all authorizations and permits applicable to them; the Group Companies did not violate any laws that may have a material adverse effect on this capital increase.

13. Government Authorizations. The Group Companies have obtained all approvals, permits, licenses and governmental authorizations necessary for their current business and products, and believe that they are capable of obtaining any governmental authorizations for the business they plan to conduct currently, without incurring any unreasonable costs or expenses. The Group Companies never violate the provisions of such governmental authorizations in any material respect. All such governmental authorizations remain valid and unexpired without any withdrawal or termination. All such governmental authorizations will not be withdrew, terminated or invalidated as a result of this capital increase, and the Group Companies and the Founders learn that no events or circumstances will cause the expiration of these governmental authorizations without extension.

14. Material Contracts. All material contracts of the Group Companies (i) are legally constituted, in full force and effect and legally binding on the parties to such contracts, and (ii) shall continue in full force and effect and will not incur any penalties or other adverse consequences after the consummation of the transactions contemplated by the Transaction Documents. The Group Companies do not violate any material contracts, or receive or send any notice regarding termination, recession or revocation of any material contracts or default under any material contracts. To the best of the Guarantors’ knowledge, there is no material breach of such material contracts by any other party to such material contracts. Except the Transaction Documents, there are no contracts, agreements or other arrangements granting any preemptive rights to any subject to purchase material assets or property of, or any equity in, the Group Companies (other than the purchases made normally in the business and being consistent with conventions).

15. Information Disclosure. All information disclosed by the Guarantors in connection with this Agreement is true, complete, accurate, valid and reasonable, without any false or misleading information or any undisclosed major matter that should have been disclosed.